UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 22, 2005

Toreador Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(IRS Employer Identification No.)

4809 Cole Avenue, Suite 108
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On September 22, 2005, Toreador Resources Corporation (“Toreador”) entered into a purchase agreement (the “Purchase Agreement”) with certain purchasers (each, an “Initial Purchaser,” and collectively, the “Initial Purchasers”), relating to the sale by Toreador to the Initial Purchasers of an aggregate principal amount of $75,000,000 of Toreador’s 5.00% Convertible Senior Notes due 2025 (the “Notes”), at an initial conversion rate of 23.3596 shares of Toreador’s common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $42.81 per share. The Initial Purchasers have the right to purchase up to an additional $11,250,000 principal amount of Notes for a period of thirty (30) days from September 22, 2005.

The Notes have been issued under an indenture, dated September 27, 2005, between Toreador and The Bank of New York Trust Company, N.A. The indenture sets forth the rights and provisions governing the Notes. Interest is payable on the Notes semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2006. The Notes may be redeemed in whole or in part at Toreador’s option on or after October 1, 2010 for cash at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. The Notes may be redeemed in whole or in part at Toreador’s option beginning on October 6, 2008, and prior to October 1, 2010, for cash at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, if the closing sale price of Toreador’s common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of the mailing of the notice of redemption. In addition, on each of October 1, 2010, October 1, 2015 and October 1, 2020, the holders of the Notes may require Toreador to repurchase all or a portion of the Notes in cash for 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

A holder that surrenders any Notes for conversion in connection with certain fundamental changes that occur before October 1, 2010 may be entitled to an increase in the conversion rate. However, in lieu of increasing the conversion rate applicable to those Notes, Toreador may in certain circumstances elect to change its conversion obligation so that, in lieu of delivering shares of Toreador’s common stock in respect of such conversion obligation, Toreador will deliver shares of the acquiring company’s common stock.

Toreador, pursuant to a registration rights agreement, dated September 27, 2005, between Toreador and an Initial Purchaser acting as a representative of the Initial Purchasers, also granted registration rights to the Initial Purchasers pursuant to which Toreador agreed to file within ninety (90) days of September 22, 2005 a registration statement registering the Notes and the common stock underlying the Notes for resale by the Initial Purchasers from time to time. Toreador also agreed to use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), within 180 days of September 22, 2005, and to use its reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until there are no registrable securities outstanding. “Registrable securities” means each Note and any share of common stock delivered upon conversion of the Notes until the earlier of (i) the date the Note or any such share of common stock has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement and (ii) the date when the Note or any such share of common stock is eligible for sale pursuant to Rule 144(k) under the Securities Act or any similar provision then in effect.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-

Balance Sheet Arrangement of a Registrant.

The information in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

On September 27, 2005, Toreador sold an aggregate principal amount of $75,000,000 of the Notes at an initial conversion rate of 23.3596 shares of Toreador’s common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $42.81 per share, to the Initial Purchasers pursuant to the Purchase Agreement. The Notes were sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, pursuant to transactions by Toreador not involving any public offering. The exemption under Section 4(2) of the Securities Act for the sale of the Notes is based upon the representations of the Initial Purchasers in the Purchase Agreement that, among other things, the Initial Purchasers are “Qualified Institutional Buyers,” as defined by Rule 144A under the Securities Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: September 28, 2005

By:         /s/ G. Thomas Graves III

G. Thomas Graves III, President and CEO